UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZHONE TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY FORM OF PROXY STATEMENT

ZHONE TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2013

10:00 a.m. Pacific Time

To our stockholders:

You are cordially invited to attend our 2013 annual meeting of stockholders, which will be held at Zhone’s principal executive offices, located at 7195 Oakport Street, Oakland, California 94621 on May 2, 2013 at 10:00 a.m. Pacific Time. We are holding the annual meeting for the following purposes:

1.	To elect three members of the Board of Directors to serve for three-year terms as Class III Directors;

2.	To approve an amendment to Zhone’s Restated Certificate of Incorporation to (i) effect a reverse stock split at any whole number ratio of not less than one-for-two and not greater than one-for-ten, with the exact ratio to be determined by the Board of Directors, and (ii) proportionately decrease the number of shares of Zhone common stock that Zhone is authorized to issue, to be effected in the sole discretion of the Board of Directors at any time prior to our next annual meeting of stockholders without further approval or authorization of our stockholders;

3.	To ratify the appointment of KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on March 7, 2013, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card or vote electronically via the Internet or over the telephone as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 1 of the proxy statement and the instructions on the proxy card.

By Order of the Board of Directors

Kirk Misaka
Chief Financial Officer,
Treasurer and Secretary

Oakland, California

March [    ], 2013

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT

YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY FOLLOWING THE ENCLOSED INSTRUCTIONS.

ZHONE TECHNOLOGIES, INC.

7195 Oakport Street

Oakland, California 94621

PROXY STATEMENT

Zhone’s Board of Directors solicits your proxy for use at the annual meeting of stockholders to be held on May 2, 2013 at 10:00 a.m. Pacific Time at Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” We made copies of this proxy statement available to stockholders beginning on or about March [    ], 2013.

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, March 7, 2013, will be entitled to vote at the annual meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the annual meeting. As of the record date, there were approximately [                ] shares of Zhone common stock outstanding and entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 7, 2013 your shares are registered directly in your name with Zhone’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we request that you fill out and return the enclosed proxy card or vote by proxy on the Internet or over the telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 7, 2013 your shares are registered not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by the organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a “legal proxy” from your broker or other agent authorizing you to vote your shares in person.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the three nominees who receive the highest number of affirmative votes will be elected as directors (Proposal 1). The proposal to amend our Restated Certificate of Incorporation to effect the reverse stock split and the associated reduction in our authorized capitalization (Proposal 2) must receive the affirmative vote of a majority of all of the shares of our common stock outstanding and entitled to vote for that proposal to be approved. This means that an abstention or a failure to submit a proxy or vote in person at the annual meeting will have the same effect as a vote “Against” Proposal 2. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal, other than Proposal 2. As described above, an abstention or broker non-vote will have the same effect as a vote “Against” Proposal 2.

Voting Procedures

Your vote is important. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card, vote by proxy on the Internet, or by proxy over the telephone as soon as possible to ensure that your vote is recorded promptly. Voting by proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote on the Internet, go to www.envisionreports.com/zhne to complete an electronic proxy card. Follow the steps outlined on the secured website.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 10:00AM Pacific Time on May 2, 2013 to be counted.

If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “FOR” Proposals 1, 2 and 3. If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in their discretion. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Zhone. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this proxy statement. If you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy card in accordance with your instructions.

Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters, which include the election of directors, the amendment to our Restated Certificate of Incorporation to effect the reverse stock split, and actions on stock plans and actions on executive compensation. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote on these matters can be counted.

Revocation

You may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date, (2) delivering written notice of revocation to Zhone’s Corporate Secretary at 7195 Oakport Street, Oakland, California 94621, or (3) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Georgeson $2,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone, fax, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

Only Zhone stockholders, as of the close of business on March 7, 2013, and other persons holding valid proxies for the annual meeting are entitled to attend the annual meeting. You should be prepared to present valid government issued photo identification for admittance. In addition, if you are not a stockholder of record but hold shares in “street name,” you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 7, 2013. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. The annual meeting will be held at our principal executive offices, located at 7195 Oakport Street, Oakland, California 94621. For directions, please call (510) 777-7000.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 2, 2013

Electronic copies of our proxy statement and our annual report are available at the Investor Relations section of our website at www.zhone.com.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission, or the SEC, permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of Internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of Internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of Internet availability of proxy materials for stockholders sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of Internet availability of proxy materials without charge by sending a written request to Zhone Technologies, Inc., Attention: Investor Relations, 7195 Oakport Street, Oakland, California 94621, or by calling us at (510) 777-7013. We will promptly send additional copies of the annual report or proxy statement or any notice of Internet availability of proxy materials upon receipt of such request. Stockholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of Internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to stockholders with shares registered directly in their name.

Recommendation of the Board

The Zhone Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees (Proposal 1), “FOR” the amendment to our Restated Certificate of Incorporation to effect the reverse stock split at one of nine ratios and associated reduction in our authorized capitalization (Proposal 2), and “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm (Proposal 3).

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR SUBMIT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR OVER THE TELEPHONE BY

FOLLOWING THE ENCLOSED INSTRUCTIONS.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Zhone’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Zhone’s integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found at www.zhone.com.

Board Independence

The Board of Directors has affirmatively determined that each member of the Board, other than Mr. Ejabat, is independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. In addition, each member of the committees of the Board is an independent director in accordance with Nasdaq standards. At the conclusion of the regularly scheduled Board meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has seven directors and the following three committees: (1) Audit Committee, (2) Compensation Committee, and (3) Corporate Governance and Nominating Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Corporate Governance” section of our website at www.zhone.com. During the year ended December 31, 2012, the Board held nine meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, in each case during the period for which they were directors of Zhone. We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Michael Connors
Robert Dahl	Chair	Member	Member
Morteza Ejabat
C. Richard Kramlich		Member	Member
Nancy Pierce	Member
James Timmins	Member
Lawrence Briscoe
Number of Meetings in 2012	5	1	1

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee contains at least one “audit committee financial expert” as defined by the rules of the SEC. The Board of Directors has determined that Robert Dahl meets the qualifications of an “audit committee financial expert.” Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of Mr. Dahl with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Dahl any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report.”

During 2012, the members of the Audit Committee included Messrs. Dahl (Chair) and Timmins, and Ms. Pierce.

Compensation Committee

The Compensation Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing the performance and compensation levels for executive officers, establishing salary and bonus levels for these individuals, and approving stock option grants for these individuals under our stock option plans. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers. For additional information concerning the Compensation Committee, see the “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board with respect to Board and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity of professional experience, viewpoint, age, skills (such as understanding of manufacturing, technology, finance and marketing), and international background. These factors, and any other qualifications considered useful by the Corporate Governance and Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Corporate Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

In selecting or recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Corporate Governance and Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board, the nominee for the election of directors. The Corporate Governance and Nominating Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to Zhone’s Corporate Secretary in writing to the following address: Zhone Technologies, Inc., Attention: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

Board Leadership Structure

Morteza Ejabat serves as both our Chairman of the Board and Chief Executive Officer. The independent Board members have determined that the most effective Board leadership structure for Zhone at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served Zhone well for many years. The independent Board members believe that because the Chief Executive Officer is ultimately responsible for the day-to-day operation of the company, he is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, and because the performance of the company is an integral part of Board deliberations, the Chief Executive Officer is the director best qualified to act as Chairman of the Board. Independent directors and management have different perspectives and roles in strategy development. The independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. The Board retains the authority to modify this structure to best address the company’s unique circumstances, and to advance the best interests of stockholders, as and when appropriate. The Board does not have a lead independent director, however, at the conclusion of the regularly scheduled Board meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and discusses our policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest.

The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, Class II consisting of two members, and Class III consisting of three members. We elect one class of directors to serve a three year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect three Class III directors to hold office until the 2016 annual meeting. At next year’s annual meeting of stockholders, we will elect two Class I directors to hold office until the 2017 annual meeting, and the following year, we will elect two Class II directors to hold office until the 2018 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated Morteza Ejabat, Michael Connors and James Timmins as Class III nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Messrs. Ejabat, Connors and Timmins. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director. Abstentions and broker non-votes will have no effect on the vote.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with the company, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position	Term Expires	Class
Morteza Ejabat	63	Chief Executive Officer, President and Chairman of the Board of Directors	2013	III
Lawrence Briscoe	68	Director	2015	II
Michael Connors	71	Director	2013	III
Robert Dahl	72	Director	2014	I
C. Richard Kramlich	77	Director	2015	II
Nancy Pierce	55	Director	2014	I
James Timmins	57	Director	2013	III

All of our directors bring to the Board a wealth of executive leadership experience derived from their service as executives or managing directors of large corporations or venture capital firms. They also bring extensive board experience. The process undertaken by the Corporate Governance and Nominating Committee in recommending qualified director candidates is described above under “Corporate Governance Principles and Board Matters—Board Structure and Committee Composition—Corporate Governance and Nominating Committee.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

Class III Directors with Terms Expiring at this Annual Meeting

Morteza Ejabat is a co-founder of Zhone and has served as Chairman of the Board of Directors, President and Chief Executive Officer since June 1999. Prior to co-founding Zhone, from June 1995 to June 1999, Mr. Ejabat was President and Chief Executive Officer of Ascend Communications, Inc., a provider of telecommunications equipment which was acquired by Lucent Technologies, Inc. in June 1999. Previously, Mr. Ejabat held various senior management positions with Ascend from September 1990 to June 1995, most recently as Executive Vice President and Vice President, Operations. Mr. Ejabat holds a B.S. in Industrial Engineering and an M.S. in Systems Engineering from California State University at Northridge, and an M.B.A. from Pepperdine University. As our co-founder, Mr. Ejabat has significant knowledge of all facets of our company, including day-to-day operations. We believe that Mr. Ejabat’s long history with our company, combined with his leadership experience and expertise in running large telecommunications companies, makes him particularly well suited to be our Chairman.

Michael Connors has served as a director of Zhone since November 2003 following the consummation of Zhone’s merger with Tellium, Inc. Dr. Connors had been a member of Tellium’s board of directors since June 2000. From 1992 to 1998, Dr. Connors held the office of President of AOL Technologies, an Internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently a director of The Connors Foundation. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Operations Research from Stanford University. We believe Dr. Connors is well suited to serve on our Board of Directors given his extensive knowledge of the communications industry based on his experience as President of AOL Technologies and director of Tellium.

James Timmins has served as a director of Zhone since July 2002. Mr. Timmins has been a managing director of Teknos Associates, LLC, a valuation firm, since November 2008. From 2005 to 2008, he served as managing director for Pagemill Partners LLC, an investment banking and venture firm. From 1998 to 2005, Mr. Timmins was a general partner and managing director for NIF Ventures, the U.S. venture capital operation of The Daiwa Securities Group of Japan, an investment banking firm. From 1991 to 1998, Mr. Timmins was a partner at Redwood Partners, an investment firm. From 1987 to 1990, Mr. Timmins was a principal at Hambrecht & Quist, an investment banking firm. Mr. Timmins also serves as a director of WaveSplitter Technologies, Inc., a private company which supplies optical components and modules for advanced optical networks. Mr. Timmins holds a B.A. in History and Philosophy from the University of Toronto, and an M.B.A. from Stanford University. We believe Mr. Timmins’ considerable expertise in investment banking and venture capital well qualifies him to serve on our Board.

Class I Directors with Terms Expiring 2014

Robert Dahl has served as a director of Zhone since June 1999. Since January 1998, Mr. Dahl has served as a partner of Riviera Ventures LLP, a private investment firm. Previously, Mr. Dahl held various senior management positions in large corporations, including Ascend Communications, Inc., American President Companies, Ungermann Bass Corporation, ROLM Corporation, Measurex Corporation and Fairchild Camera & Instrument Corporation. Mr. Dahl also served as a director of NorCal Community Bancorp from 1998 to 2008. Mr. Dahl holds a B.S. in Finance from the University of California at Berkeley and is a retired certified public accountant. Mr. Dahl has gained extensive knowledge of finance from his experience as senior manager of a number of large corporations, and we believe this is particularly valuable to our Board’s discussion of financial matters.

Nancy Pierce has served as a director of Zhone since April 2010. Since October 2012, Ms. Pierce has served as Chief Financial Officer of Knowledge Adventure, Inc. dba JumpStart, a children’s educational game company. Since 1997, Ms. Pierce has also served as President and Managing Director of KELD LLC, an investment management and strategic advisory company focusing on advising and investing in young technology companies. In addition, Ms. Pierce has served on the board of directors of Cellport Systems in Boulder, Colorado, since 2008 and on the board of directors of Carrier Access Corporation, a public company, since 1992 and is the Managing Director of MCAP LLC. Ms. Pierce also served on the board, and as chairman of the audit and compensation committees of Koala Corporation, a public company, from 2001 to 2004. Prior to KELD, Pierce was a co-founder of, and held various senior management positions, including Chief Financial Officer at, Carrier Access Corporation from 1992 to 2008. Prior to co-founding Carrier Access in 1992, Ms. Pierce held senior positions at

IBM and ROLM Corporation. Ms. Pierce holds a B.S. from Colorado State University, an M.B.A. from California State University – Chico, and an honorary Ph.D. from St. Thomas Aquinas. We believe Ms. Pierce’s extensive experience in public and private companies in strategy, business development, corporate governance, finance, operations, legal, information systems, financing, investor and media relations and mergers and acquisitions makes her well suited to serve on our Board of Directors.

Class II Directors with Terms Expiring 2015

Lawrence Briscoe has served as a director of Zhone since January 2011. From 2000 to 2009, Mr. Briscoe served as Senior Vice President and Chief Financial Officer of Maxygen, Inc., a public pharmaceutical company. Prior to Maxygen, Mr. Briscoe held various senior management and board of director positions in the pharmaceutical and financial services industries. Mr. Briscoe has a B.S. in Electrical Engineering from the University of Missouri, an M.B.A. from Stanford University and an M.S. from the University of Southern California. We believe Mr. Briscoe’s considerable experience in public and private companies in strategy, business development, corporate governance, finance, operations, legal, financing, investor and media relations, and mergers and acquisitions makes him well suited to serve on our Board of Directors.

C. Richard Kramlich has served as a director of Zhone since November 1999 and has been a general partner at New Enterprise Associates, Inc. (NEA) since co-founding the venture capital firm in 1978. In addition, Mr. Kramlich serves as a general partner, director, manager or member of the board of directors of certain of NEA’s affiliated venture capital partnerships and management entities. Present board memberships include, among others, Sierra Monitor Corporation (BB: SRMC), Financial Group (NASDAQ: FNGN), Force10 Networks, Inc., KOR Electronics, SVB Financial Group (NASDAQ: SIVB), Smart Drive Systems, Inc., Tabula, Inc., Visual Edge Technology, Inc. and Xoom Corporation. Prior to co-founding NEA, Mr. Kramlich was a General Partner of Arthur Rock & Associates and Executive Vice President of Gardner & Preston Moss. He received an M.B.A. from Harvard University and a B.S. in History from Northwestern University. We believe Mr. Kramlich is well suited to serve on our Board of Directors given his extensive experience as general partner of a prominent venture capital firm and his active involvement with numerous public and private companies.

There are no family relationships among any of our executive officers, directors or director nominees. Mr. Kramlich is associated with one of our major stockholders as described above and as set forth in the section entitled “Ownership of Securities.” We have entered into a letter agreement with NEA, dated as of November 13, 2003, relating to the nomination of a designee to the Board of Directors. Under the terms of this letter agreement, at any annual or special meeting called or in any other action taken for the purpose of electing directors to the Board, Zhone agrees to nominate as director one nominee designated by NEA. NEA’s right to designate its nominee terminates at such time that NEA holds less than 50% of the shares issued to it in connection with the merger with Tellium.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Messrs. Ejabat, Connors and Timmins.

PROPOSAL 2:

AMENDMENT TO RESTATED CERTIFICATE OF

INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

Our Board of Directors has approved, and recommended that our stockholders approve, an amendment to our Restated Certificate of Incorporation, as amended to date, to (i) effect a reverse stock split of the outstanding shares of Zhone common stock at one of nine alternative ratios (which transaction is referred to in this proxy statement as the Reverse Stock Split) and (ii) decrease the total number of shares of common stock that Zhone is authorized to issue on a basis proportional to the reverse stock split ratio.

Under the Reverse Stock Split, the existing shares of our common stock would be combined into new shares of our common stock at a whole number exchange ratio of not less than one-for-two and not greater than one-for-ten, with the exact ratio to be determined by the Board of Directors. This means that you would receive one new share of our common stock for each two to ten shares of common stock that you currently hold, depending on the exchange ratio we determine. Except for adjustments that may result from the treatment of fractional shares (as described below), each stockholder will hold the same percentage of outstanding Zhone common stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The par value of the common stock would remain unchanged at $0.001 per share.

Our Board of Directors believes that stockholder approval granting us discretion to set the actual exchange ratio within the range from one-for-two to one-for-ten, rather than stockholder approval of a specified exchange ratio, provides us with maximum flexibility to react to then-current market conditions and volatility in the market price of our common stock in order to set an exchange ratio that maximizes the anticipated benefits for Zhone and its stockholders, and that is intended to result in a stock price in excess of the $1.00 per share minimum bid price required by Nasdaq. Therefore, stockholder approval granting this discretion is in the best interests of Zhone and its stockholders.

You are being asked to approve an amendment to our Restated Certificate of Incorporation in substantially the form attached hereto as Appendix A to effect this Reverse Stock Split and the associated reduction in our authorized capitalization. If you approve the amendment to our Restated Certificate of Incorporation, you would be authorizing our Board of Directors to file this amendment with the Secretary of State of the State of Delaware at any time prior to our next annual meeting of stockholders without further approval or authorization of our stockholders.

If this proposal is approved by our stockholders, our Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Zhone and its stockholders, whether or not to effect the Reverse Stock Split and the associated reduction in Zhone’s authorized capitalization within the range set forth above. Our Board of Directors reserves the right, even after stockholder approval, to elect not to undertake the Reverse Stock Split and the associated reduction in our authorized capitalization if it determines that it is no longer in the best interests of Zhone and its stockholders. If the Reverse Stock Split is not implemented by the Board of Directors before our next annual meeting of stockholders, the Reverse Stock Split will be deemed abandoned, without any further effect. In such a case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split advisable at that time.

If this proposal is approved by the stockholders, and following such stockholder approval our Board of Directors determines that effecting the Reverse Stock Split and the associated reduction in our authorized capitalization is in the best interests of Zhone and its stockholders, the Reverse Stock Split and the associated reduction in our authorized capitalization will become effective upon the filing of the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment filed will contain the actual number of shares of our pre-split common stock that would be combined to represent one share of post-split common stock (using an exchange ratio within the range set forth in this proposal, as determined by the Board of Directors) and the corresponding reduction in the total number of authorized shares of common stock.

Our Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, or the Exchange Act.

Reasons for the Reverse Stock Split

Compliance with Nasdaq Listing Standards

Our common stock is listed on the Nasdaq Capital Market. On June 21, 2012, we received a letter from Nasdaq indicating that, for the last 30 consecutive business days preceding the date of the letter, the bid price of our common stock had closed below the $1.00 minimum per share bid price required for continued inclusion on the Nasdaq Capital Market under Marketplace Rule 5550(a)(2). In accordance with Marketplace Rule 5810(c)3)(A), we were given 180 calendar days from the date of the Nasdaq letter, or until December 18, 2012, to regain compliance with the minimum bid price rule. On December 19, 2012, we received a letter from Nasdaq advising us that we had been granted an additional 180 calendar days to regain compliance with the minimum bid price rule, or until June 17, 2013.

To regain compliance, the closing bid price of our common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days. Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance. Although our stock price closed above $1.00 between February 19, 2013 and February 25, 2013, there can be no assurance that our stock price will close above the minimum bid price for a consecutive period that is long enough to regain compliance. If we do not regain compliance by June 17, 2013, Nasdaq may provide notice that our common stock will be subject to delisting. We would then have the right to appeal the delisting determination to a Nasdaq Hearings Panel. There can be no assurances that we will be able to regain compliance with the Nasdaq minimum bid price rule and thereby maintain the listing of our common stock. Based on the foregoing, the Board of Directors has determined that pursuing the Reverse Stock Split would be in the best interests of Zhone and its stockholders.

Delisting from the Nasdaq Capital Market could have an adverse effect on our business and on the trading of our common stock. If a delisting of our common stock were to occur, our common stock would trade on the OTC Bulletin Board or on the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result. Delisting from the Nasdaq Capital Market could also have other negative results, including the potential loss of confidence by suppliers and employees, the loss of institutional investor interest and fewer business development opportunities. We expect that the Reverse Stock Split would enable shares of our common stock to trade above the $1.00 minimum bid price requirement.

Increase in Eligible Investors

We believe that the increased market price of Zhone common stock that we expect to result from implementing the Reverse Stock Split may allow a broader range of institutions to invest in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that make them reluctant to invest, and in some cases may be prohibited from investing, in low-priced stocks. Accordingly, we believe an increased market price may result in Zhone common stock being viewed more favorably by potential investors and encourage interest and trading in our common stock, which could potentially increase trading volume and liquidity.

Increased Analyst and Broker Interest

An increase in market price may increase analyst and broker interest in our common stock because their internal policies and practices may have the effect of discouraging them from following or recommending companies with low-priced stocks. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those internal policies and practices may also function to make the processing of trades in low-priced stocks economically unattractive to brokers.

Decrease in Transaction Costs for Stockholders

Brokers’ commissions on transactions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks. As a result, we believe that individual stockholders seeking to trade Zhone common stock currently pay transaction costs representing a higher percentage of their total share value than would be the case if our share price were substantially higher. Although the Reverse Stock Split would result in a reduced number of shares being outstanding after the Reverse Stock Split, the combination of lower transaction costs and increased interest from institutional investors and investment funds (described above) could have the effect of improving trading liquidity of our common stock.

Decreased Stock Price Volatility

We also believe that the increased market price of Zhone common stock that we expect to result from implementing the Reverse Stock Split could decrease price volatility, as small changes in the price of Zhone common stock currently result in relatively large percentage changes in our stock price.

Risk Factors Associated with the Reverse Stock Split

There are certain risks associated with the Reverse Stock Split, including those described below. You should carefully consider the following risks and other information included in this proxy statement before deciding to approve the proposal to amend our Restated Certificate of Incorporation to effect the reverse stock split and the associated reduction in our authorized capitalization.

We cannot assure you that the Reverse Stock Split, if implemented, will enable us to maintain compliance with Nasdaq’s minimum bid price rule or have the desired effect of raising the price of our common stock over the long term, that the total market capitalization of Zhone common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of Zhone common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of Zhone common stock outstanding before the Reverse Stock Split

Although the Board of Directors believes that the Reverse Stock Split will increase the market price of Zhone common stock, the effect of the Reverse Stock Split cannot be predicted with certainty. If the Reverse Stock Split is implemented, there can be no assurance that the market price of Zhone common stock after the effectiveness of the Reverse Stock Split will remain in excess of the $1.00 minimum bid price as required by the Nasdaq for continued listing of our common stock or that Zhone would otherwise meet the requirements for continued listing on Nasdaq.

In addition, there can be no assurance that the market price per share of Zhone common stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of Zhone common stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on March 1, 2013 of $0.90 per share, if the Board of Directors were to implement the Reverse Stock Split at a one-for-five ratio, we cannot assure you that the post-split market price of Zhone common stock would be $4.50 (that is, $0.90 × 5) per share or greater. The history of similar stock split combinations for companies in like circumstances is varied and, in many cases, the market price of a company’s stock declines after a reverse stock split.

Moreover, in the future, the market price of Zhone common stock may decline. Other factors, such as Zhone’s financial results, market conditions and the market perception of our business, may adversely affect the price of Zhone common stock. Accordingly, the total market capitalization of Zhone common stock after the Reverse Stock Split, when and if implemented, may be lower than the total market capitalization before the Reverse Stock Split.

Even if the Reverse Stock Split is completed, the resulting per share market price of Zhone common stock may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the liquidity of Zhone common stock may not improve

While the Board of Directors believes that a higher stock price may help generate investor interest and enhance liquidity, the Reverse Stock Split may not result in a per share market price of Zhone common stock that will attract institutional investors or investment funds and may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the liquidity of Zhone common stock may not necessarily improve.

A decline in the market price of Zhone common stock after the Reverse Stock Split is implemented may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split, and the liquidity of Zhone common stock could be adversely affected by the Reverse Stock Split

If the Reverse Stock Split is effected and the market price of Zhone common stock declines, the decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of Zhone common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

There can be no assurance that the Reverse Stock Split, if implemented, will result in decreased transaction costs for our stockholders

We cannot assure you that the Reverse Stock Split will have the desired effect of raising the price of Zhone common stock over the long term. Shareholders’ transactions costs, which represent a higher percentage in transactions for lower-priced stocks than higher-priced stocks, may not decrease if the per share market price of Zhone common stock is not substantially higher after the Reverse Stock Split is implemented. In addition, if the proposed Reverse Stock Split is implemented, it would increase the number of Zhone stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

If our stockholders approve the amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split, the determination by the Board of Directors to implement the Reverse Stock Split would be based on various factors, and there is no assurance that the Reverse Stock Split would have any of the anticipated benefits

If our stockholders approve the amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split, our Board of Directors may, in its sole discretion, at any time prior to our next annual meeting of stockholders, authorize the Reverse Stock Split at a whole number ratio not less than one-for-two and not greater than one-for-ten, with the exact ratio to be set within such range in the discretion of the Board of Directors. The determination by the Board of Directors to implement the Reverse Stock Split and to set the exact ratio would be based on various factors, including existing and expected market prices for Zhone common stock, Nasdaq listing requirements, prevailing market conditions and other factors. There can be no assurance that the timing of the Reverse Stock Split and the exact exchange ratio determined by the Board of Directors would, at the time of the implementation of the Reverse Stock Split, result in any of the anticipated benefits of Zhone having implemented the Reverse Stock Split.

Board of Directors Discretion to Implement the Reverse Stock Split

If the amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split and the associated reduction in our authorized capitalization is approved by our stockholders, the amendment would be effected, if at all, only upon a determination by our Board of Directors that the Reverse Stock Split (using an exchange ratio determined by us within the range set forth above) and the associated reduction in our authorized capitalization are in the best interests of Zhone and its stockholders. Such determination will be based upon certain factors, including existing and expected market prices for Zhone common stock, Nasdaq listing requirements, prevailing market conditions and other factors. Notwithstanding approval by the stockholders of the proposed amendment to our Restated Certificate of Incorporation, our Board of Directors may, in its sole discretion, abandon the proposed amendment to our Restated Certificate of Incorporation and determine, prior to the effectiveness of any filing of the amendment with the Secretary of State of the State of Delaware, not to effect the Reverse Stock Split and the associated reduction in our authorized capitalization, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Reverse Stock Split is not implemented by the Board of Directors before our next annual meeting of stockholders, the Reverse Stock Split will be deemed abandoned, without any further effect. In such a case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split advisable at that time.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of the Reverse Stock Split would include the following:

•

Depending on the ratio for the Reverse Stock Split determined by the Board of Directors, you will receive one new share of Zhone common stock for each two to ten shares of Zhone common stock that you currently hold (that is, every two to ten shares would be combined into one share). However, the Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest or voting rights in Zhone (except to the extent that the Reverse Stock Split would result in some of our stockholders owning fractional shares as described below). For example, a holder of 2% of the total voting power of Zhone immediately prior to the Reverse Stock Split would continue to hold approximately 2% of the total voting power of Zhone immediately after the Reverse Stock Split.

•	The total number of shares of common stock issued and outstanding will be reduced proportionally based on the ratio of the Reverse Stock Split.

•	The total number of shares of common stock that Zhone is authorized to issue will be reduced proportionally based on the ratio of the Reverse Stock Split.

•

The number of shares of Zhone common stock available for issuance under the 2001 Zhone Plan, which is the only equity incentive compensation plan currently active from which we may make new stock option grants, and Zhone’s 2002 Employee Stock Purchase Plan will be reduced based on the ratio of the Reverse Stock Split.

•

With respect to outstanding stock options to purchase shares of Zhone common stock, the Reverse Stock Split would effect a reduction in the number of shares subject to such outstanding stock options proportional to the ratio of the Reverse Stock Split and would effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the Reverse Stock Split, the number of shares of common stock issuable upon exercise of outstanding stock options would be rounded down to the nearest whole share and no cash payment would be made in respect of such rounding.

•

Under the terms of our outstanding warrants, the Reverse Stock Split would also result in a proportionate increase in the exercise price of the warrants, as well as a proportionate decrease in the number of shares of Zhone common stock issuable to the holders thereof upon exercise of the warrants.

The following table contains approximate information relating to our common stock under each of the proposed Reverse Stock Split exchange ratios based on share information as of March 1, 2013 (in thousands):

Common Stock	Pre- Reverse Split	1-for-2	1-for-3	1-for-4	1-for-5	1-for-6	1-for-7	1-for-8	1-for-9	1-for-10
Authorized	180,000	90,000	60,000	45,000	36,000	30,000	25,714	22,500	20,000	18,000
Issued and outstanding	31,120	15,560	10,373	7,780	6,224	5,186	4,446	3,890	3,458	3,112
Reserved for future issuance pursuant to outstanding stock options	1,224	612	408	306	245	204	175	153	136	122
Reserved for future issuance pursuant to outstanding warrants	536	268	179	134	107	89	77	67	60	54
Reserved for future issuance pursuant to our Employee Stock Purchase Plan	514	257	171	129	103	86	73	64	57	51

The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent that the Reverse Stock Split would result in some of our stockholders owning only a fractional share as described below). If the proposed Reverse Stock Split is implemented, it would increase the number of Zhone stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Shares of Zhone common stock resulting from the Reverse Stock Split will remain fully paid and non-assessable. Our common stock is currently registered under Section 12(b) of the Exchange Act, and Zhone is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of the common stock under the Exchange Act. If the Reverse Stock Split is implemented, our common stock would continue to be reported on the Nasdaq Capital Market under the symbol “ZHNE” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Reverse Stock Split has occurred).

Effective Date

If approved by our stockholders and implemented by the Board of Directors, the Reverse Stock Split and the associated reduction in Zhone’s authorized capitalization would become effective upon the filing of the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. At the effective time, shares of Zhone common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of stockholders, into new shares of Zhone common stock in accordance with the ratio determined by the Board of Directors within the range set forth above.

Treatment of Fractional Shares

No scrip or fractional shares will be issued in connection with the Reverse Stock Split. Instead, stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Zhone common stock not evenly divisible by the number selected by the Board of Directors as the Reverse Stock Split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the average closing price per share of Zhone common stock as reported by the Nasdaq Capital Market for the five trading days immediately preceding the effective date of the Reverse Stock Split multiplied by the number of shares of pre-split common stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the Reverse Stock Split and the date payment is made for their fractional shares.

If you do not hold sufficient shares of pre-split Zhone common stock to receive at least one post-split share of Zhone common stock and you want to continue to hold Zhone common stock after the Reverse Stock Split, you may do so by taking either of the following actions far enough in advance so that it is completed before the Reverse Stock Split is effected:

•

purchase a sufficient number of shares of Zhone common stock so that you would hold at least that number of shares of common stock in your account prior to the implementation of the Reverse Stock Split that would entitle you to receive at least one share of Zhone common stock on a post-split basis; or

•

if applicable, consolidate your accounts so that you hold at least that number of shares of Zhone common stock in one account prior to the Reverse Stock Split that would entitle you to at least one share of Zhone common stock on a post-split basis.

Zhone common stock held in registered form (that is, shares held by you in your own name on the Zhone share register maintained by our transfer agent) and Zhone common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Stock Split. Also, shares of Zhone common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the Reverse Stock Split.

After the Reverse Stock Split, then-current stockholders would have no further interest in Zhone with respect to their fractional shares. A person otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by us as described above. Reducing the number of post-split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Zhone is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-Registered Stockholders

Banks, brokers and other nominees will be instructed to effect the Reverse Stock Split, if implemented, for their beneficial holders holding shares in “street name.” Non-registered stockholders holding our common stock in “street name” should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by Zhone for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Exchange of Stock Certificates

The combination of and reduction in the number of our outstanding shares of common stock as a result of the Reverse Stock Split would occur automatically on the effective date without any action on the part of stockholders and without regard to the date that stock certificates representing pre-split shares of common stock are physically surrendered for new stock certificates representing post-split shares of common stock.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of Zhone common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our post-split common stock such stockholder is entitled to receive as a result of the Reverse Stock Split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the Reverse Stock Split and payment in lieu of fractional shares (if any). No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered its outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

YOU SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES. YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock would be reduced proportionally, based on the ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. Zhone’s stockholders’ equity, in the aggregate, would remain unchanged. The per share common stock net loss and net book value would be increased because there would be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the proposed amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split and we will not independently provide our stockholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to stockholders. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. There can be no assurance that the Internal Revenue Service, or the IRS, will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of our pre-split common stock or post-split common stock.

The following summary is for general information only. It does not purport to be complete, and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances. The tax treatment of a holder of our pre-split or post-split common stock may vary depending upon such holder’s particular situation. Certain holders (including persons subject to the alternative minimum tax, tax-exempt organizations, partnerships or other pass-through entities, financial institutions or broker-dealers, regulated investment companies or real estate investment trusts, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. This discussion is limited to those who have held our pre-split common stock and who will hold our post-split common stock as “capital assets” (generally property held for investment) within the meaning of Section 1221 of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT OR THE OWNERSHIP AND DISPOSITION OF OUR POST-SPLIT COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Reverse Stock Split

An exchange of post-split common stock for our pre-split common stock pursuant to the Reverse Stock Split should constitute a recapitalization under Section 368(a)(1)(E) of the Code. As a result, holders who receive our post-split common stock in exchange for our pre-split common stock pursuant to the Reverse Stock Split should not recognize any gain or loss as a result of such exchange, except with respect to cash received in lieu of fractional shares of our post-split common stock (as discussed below). A holder’s initial tax basis in our post-split common stock received would be equal to such holder’s tax basis in our pre-split common stock surrendered therefor, and the holder’s holding period for our post-split common stock would include such holder’s holding period in our pre-split common stock surrendered therefor.

A holder of our pre-split common stock who receives cash in lieu of fractional shares of our post-split common stock pursuant to the Reverse Stock Split would recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis such holder would have had in such fractional share of our post-split common stock had he or she actually received such fractional share. Such gain or loss would generally be long-term capital gain or loss, provided the holder held our pre-split common stock for more than one year.

Disposition of Our Post-Split Stock

In general, a holder of our post-split common stock would recognize gain or loss upon the sale, redemption or other taxable disposition of our post-split common stock measured by the difference between (1) the amount of cash and fair market value of other property received and (2) the holder’s tax basis in our post-split common stock. Any such gain or loss would generally be long-term capital gain or loss, provided the holder held our post-split common stock for more than one year.

Backup Withholding

A holder of our pre-split common stock or our post-split common stock may be subject to backup withholding (at the current applicable rate of 28%) with respect to the Reverse Stock Split, any dividends paid on our post-split common stock, and gross proceeds from a sale of our post-split common stock unless (1) the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of our pre-split common stock or our post-split common stock who does not provide Zhone with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Zhone will report to the holders of our pre-split common stock and our post-split common stock and the IRS the amount of any reportable payments and any amount withheld with respect thereto during the calendar year.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF OUR PRE-SPLIT COMMON STOCK AND OUR POST-SPLIT COMMON STOCK SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT AND THE OWNERSHIP AND DISPOSITION OF OUR POST-SPLIT COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Vote Required and Recommendation of our Board of Directors

Approval of this Proposal 2 requires the affirmative vote of a majority of all of the shares of our common stock outstanding and entitled to vote for the proposal. This means that an abstention or a failure to submit a proxy or vote in person at the annual meeting will have the same effect as a vote “Against” Proposal 2.

The Board of Directors recommends that you vote “FOR” the proposal to amend Zhone’s Restated Certificate of Incorporation to effect the Reverse Stock Split and the associated reduction in our authorized capitalization.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2013. KPMG has served as our independent registered public accounting firm since the year ended December 31, 2000. Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain KPMG, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed by KPMG for professional services rendered for the fiscal years ended December 31, 2012 and December 31, 2011:

Fee Category	2012 Fees	2011 Fees
Audit Fees	$631,000	$632,000
Audit-Related Fees	—	—
Tax Fees	$7,000	45,500
All Other Fees	—	—

Total Fees	$638,000	$677,500

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category consists of assurance and related services provided by KPMG that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by KPMG, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the audit-related fees, tax fees and other fees billed in each of the last two fiscal years, as described above, were pre-approved by the Audit Committee.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding ownership of Zhone common stock on March 1, 2013 by (1) each person who beneficially owned more than 5% of Zhone common stock, (2) each current director and director nominee, (3) each of the named executives identified in the Summary Compensation Table set forth below under the heading “Executive Compensation,” and (4) all directors, named executives and their affiliates as a group. We are not aware of any arrangements, including any pledge of our common stock that could result in a change in control.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
New Enterprise Associates entities	4,781,274	(4)	15.4%
Artis Capital Management, L.P.	1,642,540	(5)	5.3%
Morteza Ejabat	2,748,127	(6)	8.4%
Kirk Misaka	672,581	(7)	2.1%
Brian Caskey	45,000	(8)	*
Michael Fischer	140,598	(9)	*
Eric Presworsky	78,229	(10)	*
Lawrence Briscoe	30,989	(11)	*
Michael Connors	204,002	(12)	*
Robert Dahl	117,052	(13)	*
C. Richard Kramlich	4,955,509	(14)	15.9%
Nancy Pierce	52,472	(15)	*
James Timmins	114,653	(16)	*
All directors, named executives and their affiliates as a group (12 persons)(17)	9,159,211	(17)	27.0%

*	Less than 1%.
(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o Zhone Technologies, Inc., 7195 Oakport Street, Oakland, California 94621.
(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after March 1, 2013 are deemed outstanding, including without limitation, upon the exercise of options and warrants. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 31,120,165 shares of common stock outstanding on March 1, 2013 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after March 1, 2013.
(4)	Consists of (a) 363,426 shares held by New Enterprise Associates VIII, L.P., (b) 258,836 shares held by New Enterprise Associates 8A, L.P., (c) 1,788,067 shares held by New Enterprise Associates 9, L.P., and (d) 2,370,944 shares held by New Enterprise Associates 10, L.P. Each separate New Enterprise Associates entity disclaims beneficial ownership over shares with respect to which it is not the direct holder, except to the extent of its pecuniary interest therein. The address of the entities affiliated with New Enterprise Associates is 1119 St. Paul Street, Baltimore, Maryland 21202.
(5)	Consists of 1,642,540 shares held by Artis Capital Management, L.P. The address of Artis Capital Management, L.P. is One Market Plaza, Steuart Tower, Floor 27, San Francisco, California 94105.

(6)	Consists of (a) 482,812 shares held by Mr. Ejabat, (b) 14,100 shares held by Mr. Ejabat as Trustee of the Salmeh Ejabat Trust, (c) 14,100 shares held by Mr. Ejabat as Trustee of the Ashlee Ann Ejabat Trust, (d) 742,494 shares held by Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, and (e) 1,494,621 shares subject to options exercisable by Mr. Ejabat within 60 days after March 1, 2013.
(7)	Consists of (a) 61,489 shares held by Mr. Misaka, and (b) 611,092 shares subject to options exercisable by Mr. Misaka within 60 days after March 1, 2013.
(8)	Consists of 45,000 shares subject to options exercisable by Mr. Caskey within 60 days after March 1, 2013.
(9)	Consists of (a) 4,000 shares held by Mr. Fischer, and (b) 136,598 shares subject to options exercisable by Mr. Fischer within 60 days after March 1, 2013.
(10)	Consists of (a) 1,842 shares held by Mr. Presworsky, (b) 76,387 shares subject to options exercisable by Mr. Presworsky within 60 days after March 1, 2013.
(11)	Consists of 30,989 shares subject to options exercisable by Mr. Briscoe within 60 days after March 1, 2013.
(12)	Consists of (a) 67,628 shares held by Dr. Connors, (b) 16,667 shares held by Suaimhneas LLC, of which Dr. Connors is the sole manager and his adult children are the owners, and (c) 119,707 shares subject to options exercisable by Dr. Connors within 60 days after March 1, 2013.
(13)	Consists of (a) 41,052 shares held by Mr. Dahl as Trustee of the Dahl Family Trust Dated October 31, 1989, as amended on May 3, 1990, (b) 54,000 shares of restricted stock, and (c) 22,000 shares subject to options exercisable by Mr. Dahl within 60 days after March 1, 2013.
(14)	Consists of (a) all of the shares, shares subject to options and shares subject to warrants described in footnote 4 by virtue of Mr. Kramlich’s position as a general partner of New Enterprise Associates, (b) 62,028 shares held by Mr. Kramlich, and (c) 112,207 shares subject to options exercisable by Mr. Kramlich within 60 days after March 1, 2013. Mr. Kramlich disclaims beneficial ownership of all shares that would be deemed to be beneficially owned through his relationship with New Enterprise Associates and its affiliated entities, except to the extent of his proportionate interest therein.
(15)	Consists of (a) 22,472 shares held by Ms. Pierce, and (b) 30,000 shares of restricted stock.
(16)	Consists of (a) 2,446 shares held by Mr. Timmins, and (b) 107,622 shares subject to options exercisable by Mr. Timmins within 60 days after March 1, 2013.
(17)	Includes 2,730,058 shares subject to options exercisable within 60 days after March 1, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of Zhone common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession and in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis summarizes the company’s philosophy and objectives regarding the compensation of its executive officers and senior managers, including how the company determines the elements and amounts of compensation. The Compensation Committee of the Board is responsible for determining, establishing and approving each element of compensation including salary and all bonus, incentive, equity and other compensation for the company’s executive officers and senior managers. Our fiscal year 2012 named executives are: Morteza Ejabat, Chief Executive Officer; Kirk Misaka, Chief Financial Officer; Brian Caskey, Chief Marketing Officer; Eric Presworsky, Chief Technical Officer; and Michael Fischer, Vice President North American Sales.

Executive Summary

Zhone is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. We operate in a highly competitive environment. The purpose of our executive compensation program is to attract, motivate and retain the executives who lead our business and align their interests with the long-term interests of our stockholders. The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We seek to pay our named executives fairly and link pay with performance.

The leadership and discipline of our management team heavily contributed to our performance over the last several years. Among other achievements, Mr. Ejabat and the other named executives demonstrated solid execution of our business plan and the promotion of our strategic objectives. They continued to position us appropriately for growth, including by increasing revenues, expanding operating income as a percentage of revenue, and promoting a diverse customer and product mix in our businesses. Their focus on expense and working capital management increased our efficiency and improved our results. In addition, our managers promoted a philosophy of continuous improvement, leadership development among our senior managers and the ongoing importance of diversity and inclusion among our employee population. Our company’s fiscal 2012 accomplishments, guided by our named executives, illustrate this focus, which included, among other things, the following:

•	Our results from continuing operations in fiscal year 2012 reflected ongoing resiliency in our business.

•	Overall, we demonstrated growth this past year by increasing our customer base and continued acceptance of our flagship platform.

In determining the compensation of our named executives for 2012, our Compensation Committee evaluated our company’s overall performance and their individual contributions to that performance, including the factors described above. However, in keeping with our corporate objectives to conserve cash, which is an overriding consideration for our company and our Compensation Committee, only one of our named executives received a raise in base salary and retention bonus for 2012. In fact, voluntary salary reductions that were first instituted in 2009 remained in effect for the named executives. In addition, Mr. Ejabat voluntarily reduced his salary to $1.00 in October 2012.

Based on the comparable company information reviewed by the Compensation Committee each year in connection with its annual review of our executive compensation program, the Compensation Committee has historically targeted total direct compensation opportunities for the named executives at approximately the median of the competitive market data at time of hire and gradually made adjustments to levels above the median as the named executive demonstrates performance and assumes additional responsibilities over time. However, during 2012, no annual bonuses were paid and no equity awards were granted to any named executive. As a result, base salary represented a substantial portion of our named executives’ compensation for 2012.

In light of our recent performance and the other factors described above, we believe our executive pay is reasonable, consistent with our performance and financial objectives and position.

Philosophy and Objectives

Zhone operates in the highly competitive and rapidly changing telecommunications industry. Our compensation program for named executives is designed to focus their activities and energies on the achievement of our short term and long term objectives and to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the company. The Compensation Committee seeks to attract, retain and motivate our named executives through a total compensation package that consists primarily of:

•	base salary;

•	annual variable cash incentive arrangements; and

•	long-term, equity based incentives in the form of stock options.

Additional components of our compensation program for named executives include the participation in benefit plans that are generally available to all employees, severance provisions and, on a case-by-case basis, change in control benefits.

The Compensation Committee’s executive compensation determinations are based on a review of many factors including market information consisting of executive compensation data for our peer group of companies, which are discussed below, the company’s financial and strategic achievements over the past year, expectations for the current year, and the compensation practices of companies in the company’s industry. Each of these factors is weighed to determine whether the company’s compensation structure:

•	is competitive in the industry;

•	motivates executive officers to achieve the company’s business objectives; and

•	sufficiently aligns the interests of the executive officers with the long-term interests of the stockholders.

The Compensation Committee’s goal is to set total compensation for our named executives at levels that are generally comparable to executives with similar roles and responsibilities at our peer group of companies, consistent with our goals, and appropriate in light of the executive’s experience level and expected contribution . The Compensation Committee typically targets total compensation for our named executives at or above the median of the market data from our peer group of companies, although actual compensation for an executive officer may be higher or lower than the targeted position depending on such factors as the individual performance of the named executive, our actual financial performance during the year, intensity of competition and general market conditions, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position. The Compensation Committee typically does not rely solely upon rigid, pre-determined formulas for determining executive compensation and may consider any factor that is deemed pertinent to its executive compensation decisions.

Role of Chief Executive Officer and Chief Financial Officer in Determining Executive Compensation and Benchmarking Data

We generally have followed a consistent process over the years for determining compensation for our named executives. At the conclusion of each fiscal year, our Chief Executive Officer and Chief Financial Officer, with the assistance of the Human Resources Department, consider the compensation of executives in similar positions to theirs at our peer group, which is discussed below, using information gathered from proxy statements and other SEC filings. Mr. Ejabat and Mr. Misaka then provide recommendations to the Compensation Committee for adjustments to their base salaries, bonus opportunities and equity levels.

Our Chief Executive Officer and our Chief Financial Officer attend some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Ejabat’s compensation package with him, but makes decisions with respect to Mr. Ejabat’s compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executives, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has delegated to Mr. Ejabat the authority to grant long-term incentive awards to employees below the level of executive officer under guidelines set by the Compensation Committee. The Compensation Committee also has authorized Mr. Ejabat to make salary adjustments and short-term incentive decisions for all employees other than certain officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. Although neither the Compensation Committee nor the Board of Directors is required to ratify the actions of Mr. Ejabat with regard to the authority delegated to him, as a matter of good corporate practice, Mr. Ejabat periodically provides a report to the Board regarding grants of long-term incentive awards to employees authorized by him. The Compensation Committee reviews this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Compensation Committee historically has given considerable weight to Mr. Ejabat’s and Mr. Misaka’s recommendations based on their direct knowledge of their performance and contributions to the company. The Compensation Committee considers these factors, as well as any other factors it may deem relevant to its executive compensation determinations, and sets the compensation for the company’s executive officers.

In determining the compensation of the named executives for fiscal 2012, Mr. Ejabat, Mr. Misaka and the Compensation Committee considered external market data and publicly available information from a peer group of comparable companies compiled as described above. This market data focused on, among other things, the cash components of compensation for executives.

The peer group represents companies in our industry against which we compete directly for talent. The peer group was chosen primarily because they are our primary business competitors and because we consider the scope and complexity of their business operations to be closely related to ours. Additional considerations included market capitalization, revenue, number of employees and geographic locations where they operate. Qualitative assessments of the peer group data were then made taking into account such factors as market capitalization, business complexity, revenue, number of employees, geographic location and other factors. For fiscal 2012, our peer group was comprised of the following companies:

•	Adtran, Inc.

•	Aruba Networks, Inc.

•	BigBand Networks, Inc.

•	Brocade Communications, Inc.

•	Calix, Inc.

•	Ciena Corporation

•	F5 Networks, Inc.

•	Harmonic, Inc.

•	Infinera Corporation

•	Juniper Networks, Inc.

•	Sonus Networks, Inc.

•	Sycamore Networks, Inc.

•	Tellabs, Inc.

•	Westell Technologies, Inc.

Each of these companies possessed one or more attributes discussed above that the Compensation Committee considers relevant to our executive compensation determinations. The foregoing peer group is comprised of the same companies that were in our peer group for executive compensation purposes for 2011.

Role of Compensation Consultants

In performing its duties, the Compensation Committee may obtain input, as it deems necessary, from outside professional consulting firms retained directly by the Compensation Committee or through the assistance of the Human Resources Department. The Compensation Committee did not retain an outside professional consulting firm to conduct a competitive review and assessment of the company’s executive compensation program for fiscal 2012.

Elements of Compensation Allocation

The Compensation Committee believes that each element of our compensation program is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage our operations, strategic direction and financial performance, particularly given the intensely competitive and rapidly changing telecommunications industry in which we operate. In evaluating the overall mix of compensation for named executives, the Compensation Committee typically does not rely on pre-determined formulas for weighting different elements of compensation for allocating between long-term and short-term compensation, but instead strives to develop comprehensive compensation packages that emphasize attainment of our short-term and long-term objectives and are reflective of the executive’s abilities, experience level and contributions. Although there are no set formulas of allocating among components, the Compensation Committee generally endeavors to provide executives with meaningful levels of variable incentives, and long term equity-based incentives in particular, so that named executives with the highest levels of responsibility have the greatest amount of compensation at risk.

Base Salaries

In general, base salaries for employees, including named executives, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive officer’s current salary and the amounts paid to the named executive’s peers outside the company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to a named executive’s peers internally by conducting an internal pay equity analysis which compares the pay of each named executive to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives. Commencing in 2009, a voluntary salary reduction was initiated by certain named executives. At that time, Mr. Ejabat’s salary was reduced by 20% and the salaries of Mr. Misaka, and Mr. Fischer were reduced by 15% and Mr. Presworsky’s salary was reduced by 10%. In October 2012, Mr. Ejabat agreed to further reduce his annual salary to $1.00 to assist the company with its cash conservation efforts. For 2013, Mr. Ejabat’s annual salary will remain at $1.00 and the foregoing salary reductions will remain in effect for Mr. Misaka and Mr. Fischer. Mr. Caskey was hired in January 2010 and his base salary remains unchanged from the level established at the time of commencement of his employment. Mr. Presworsky’s salary was increased in May 2012 to $300,000 and will remain unchanged for 2013.

Effective for 2012, Messrs. Ejabat, Misaka, Presworsky and Fischer had the opportunity to have their salaries reinstated to prior levels if the company’s performance warranted such reinstatements, as determined by the Compensation Committee in its discretion and approved by the Board of Directors. Only Mr. Presworsky’s salary was reinstated; his salary was reinstated by our Chief Executive Officer in order to address retention concerns and assure Mr. Presworsky’s continued commitment.

Performance Bonuses

Our incentive cash compensation awards emphasize pay-for-performance by providing our employees with the opportunity to receive performance bonuses only upon the attainment of financial and other corporate performance objectives, as well as individual performance objectives. Upon an evaluation of our overall performance, the performance of the business unit that the executive officer leads and an assessment of the executive officer’s performance against expectations, the Compensation Committee uses discretion in determining the bonus for each individual named executive. For 2012, the Compensation Committee did not establish any objective performance goals and instead made bonus determinations based solely in their discretion. Due to our performance in 2012, the overall difficulty of the economy and our cash position, no bonuses were paid to any employees, including the named executives for 2012.

In addition, the Compensation Committee has the authority to award discretionary bonuses to the named executives from time to time based on such factors and conditions as it deems appropriate. Specifically, during 2013 the Compensation Committee intends to evaluate awarding discretionary bonuses to one or more of the named executives in recognition of the historical salary reductions described above and the company’s performance.

Sales Management Compensation Plan

Each sales employee has the opportunity to earn commissions on his or her sales based on a commission rate that is determined each year according to the following formula:

Basic commission rate = target rate of commission / annual quota base

In addition, if the annual quota base is exceeded by the individual, the basic commission rate is doubled. Each individual’s target rate of commissions is negotiated individually with and approved by our Chief Executive Officer. Each individual’s annual quota base is based on our sales goals for the individual’s region of responsibility, and is not an indication of the individual’s expected performance. Mr. Fischer is the only named executive that participates in this program. Mr. Fischer’s target rate of commissions and annual quota base for 2011 were as follows:

	Target Rate of Commissions	Annual Quota Base
Mr. Fischer	$127,500	$53,000,000

In 2012, Mr. Fischer earned $118,058 in commissions which represented 92.6% of his target sales commissions.

Long-Term Equity Incentives

The goal of our long-term, equity-based incentive awards is to align the interests of employees with stockholders and to provide each employee with an incentive to manage Zhone from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of employees through the term of the awards. In determining the size of the long-term equity incentives to be awarded to employees, we take into account a number of internal factors, such as the relative job scope, individual performance history, prior contributions, the size of prior grants and competitive market data for our peer group of companies. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. The Compensation Committee does not apply any set formula or consider any specific weighting of these factors in setting the awards for a year. Rather, the level of awards is determined solely in the discretion of the Compensation Committee, taking into account those factors and the recommendations of management.

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price, we believe the options provide effective incentives to employees to achieve increases in the value of our stock. To minimize the potential dilution to our stockholders, we strive to limit the total number of stock options granted pursuant to our annual refresh program to 2% of the total number of shares of Zhone common stock outstanding. In addition, our stock option programs are broad-based. In 2012 in order to reduce expenses and enhance profitability no stock options were granted to our employees, including the named executives.

Consistent with the process in place in prior years, annual grants of options are typically approved by the Board of Directors at its regularly scheduled meeting in August and have a grant date effective as of the first day of the September following the Board’s meeting. While historically the vast majority of stock option awards to our employees have been made pursuant to our annual grant program, the Compensation Committee retains discretion to make stock option awards to employees at other times, including in connection with the hiring of an employee, the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant is the fair market value of our common stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Retirement Savings

Our employees are eligible to participate in our 401(k) plan. Each employee may make before-tax contributions of up to 75% of their base salary, up to the limits imposed by the Code. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We currently do not provide a matching contribution under our 401(k) plan, nor do we offer other retirement benefits.

Health and Welfare Benefits

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Named executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the company has a productive and focused workforce.

Tax Deductibility of Executive Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly in light of the company’s substantial net operating losses. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Relationship Between Compensation and Risk

In early 2013, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by Zhone. After that assessment, management determined that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on Zhone. Management reported the results of its assessment to the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zhone’s proxy statement for the 2013 annual meeting.

Respectfully Submitted by the Compensation Committee

Robert Dahl

C. Richard Kramlich

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2012 fiscal year were C. Richard Kramlich and Robert Dahl. All members of the Compensation Committee during 2012 were independent directors, and none of them were our officers or employees or former officers or employees. During 2012, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2012, 2011 and 2010 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated senior managers. We refer to these executive officers and senior managers throughout these compensation tables and in our beneficial ownership table above as our “named executives.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)		Total ($)
Morteza Ejabat(4)	2012	507,693	—	—	—	—	—	618	(5)	508,311
Chief Executive Officer, President and Chairman of the Board of Directors	2011	660,000	—	—	211,000	—	—	618	(5)	871,618
	2010	660,900	—	—	172,508	—	—	2,708	(5)	836,116

Kirk Misaka	2012	310,250	—	—	—	—	—	618	(6)	310,868
Chief Financial Officer, Treasurer and Secretary	2011	310,250	—	—	94,950	—	—	618	(6)	405,818
	2010	310,250	—	—	77,628	—	—	2,708	(6)	390,586
Brian Caskey	2012	265,000	—	—	—	—	—	596	(7)	265,639
Chief Marketing Officer	2011	265,000	—	—	10,550	—	—	639	(7)	276,189
	2010	259,904	26,500	—	52,001	—	—	49,539	(7)	387,944

Eric Presworsky	2012	264,615	100,000	—	—	—	—	258	(8)	364,873
Chief Technical Officer

Michael Fischer	2012	127,500	—	—	—	118,058	—	5,099	(9)	250,658
Vice President, North America Sales	2011	127,500	—	—	15,825	114,891	—	5,069	(9)	263,211

(1)	This column represents the grant date fair value of the stock options granted to each of the named executives in the respective fiscal year, calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
(2)	The amounts in this column represent sales commissions paid under the sales management compensation plan.
(3)	Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property provided to each named executive, valued on the basis of aggregate incremental cost to the company, was less than $10,000.
(4)	See also “Executive Compensation—Potential Payments upon Termination” and “Certain Relationships and Related Transactions” for additional information concerning Mr. Ejabat, Mr. Misaka and Mr. Presworsky.
(5)	This amount consists of Zhone’s payment of (a) $618 in life insurance premiums for the years ended December 31, 2012 and 2011, and (b) $708 in life insurance premiums and $2,000 in 401(k) contributions on behalf of Mr. Ejabat for the year ended December 31, 2010.
(6)	This amount consists of Zhone’s payment of (a) $618 in life insurance premiums for the year ended December 31, 2012 and 2011, and (b) $708 in life insurance premiums and $2,000 in 401(k) contributions on behalf of Mr. Misaka for the year ended December 31, 2010.
(7)	This amount consists of Zhone’s payment of (a) $639 in life insurance premiums for the year ended December 2012, and (b) $639 in life insurance premiums for the year ended December 2012, and (c) $639 in life insurance premiums and a relocation assistance allowance in the amount of $48,900 for the year ended December 31, 2010.
(8)	This amount consists of Zhone’s payment of $258 in life insurance premiums for the year ended December 31, 2012.
(9)	This amount consists of (a) Zhone’s payment of $599 in life insurance premiums and $4,500 automobile allowance for the year ended December 31, 2012, and (b) Zhone’s payment of $570 in life insurance premiums and $4,500 automobile allowance for the year ended December 31, 2011.

2012 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executives during the year ended December 31, 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Morteza Ejabat	—	—	—	—	$—	—
Kirk Misaka	—	—	—	—	$—	—
Brian Caskey	—	—	—	—	$—	—
Eric Presworsky	—	—	—	—	$—	—
Michael Fischer	—	127,500	—	—	$—	—

(1)	Represents Mr. Fischer’s target rate of commissions for 2012 under our Sales Management Compensation Plan.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executives as of December 31, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)
Morteza Ejabat	189,999	—	—	1.65	9/2/2015
	714,623	—	—	0.50	11/17/2015
	189,999	—	—	2.70	9/1/2016
	200,000	—	—	1.23	9/1/2017
	200,000	—	—	1.51	9/1/2018

Kirk Misaka	617	—	—	1.04	5/14/2013
	79,999	—	—	1.65	9/2/2015
	270,477	—	—	0.50	11/17/2015
	79,999	—	—	2.70	9/1/2016
	90,000	—	—	1.23	9/1/2017
	90,000	—	—	1.51	9/1/2018

Brian Caskey	25,000	—	—	2.15	1/4/2017
	10,000	—	—	1.23	9/1/2017
	10,000	—	—	1.51	9/1/2018

Eric Presworsky	10,000	—	—	1.65	9/2/2015
	31,387	—	—	0.50	11/17/2015
	10,000	—	—	2.70	9/1/2016
	10,000	—	—	1.23	9/1/2017
	15,000	—	—	1.51	9/1/2018

Michael Fischer	11,299	—	—	1.65	9/2/2015
	65,232	—	—	0.50	11/17/2015
	19,000	—	—	2.70	9/1/2016
	25,000	—	—	1.23	9/1/2017
	15,000	—	—	1.51	9/1/2018

(1)

All options have a term of seven years from the date of grant and vest and become exercisable in 48 equal monthly installments over the course of four years from the date of grant. On August 9, 2012, the Board of

Directors approved the acceleration of vesting of all unvested options to purchase shares of common stock of the Company that were held by the Company’s general employee group including the named executive officers as of that date. The acceleration was effective as of September 30, 2012. The acceleration of these options was undertaken to partially offset previous reductions in cash compensation and other benefits by the Company’s senior management.

Option Exercises and Stock Vested in 2012

None of the named executives exercised any stock options or vested in any stock awards during 2012.

Pension Benefits

None of our named executives participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 with respect to shares of our common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,062,452	$1.38	1,196,593	(2)(3)

Total	5,062,452	$1.38	1,196,593

(1)	This column includes unvested restricted stock and does not reflect options assumed in mergers and acquisitions where the plans governing the options will not be used for future awards. As of December 31, 2012, a total of 1,196,593 shares of Zhone common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $15.27 per share.
(2)	Excludes shares available for future issuance under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan. As of December 31, 2012, 514,160 shares of common stock were available for future issuance under the plan.
(3)	Under the Zhone Technologies, Inc. 2001 Stock Incentive Plan, the number of shares available for issuance under the plan will be increased automatically on January 1 of any year in which the number of shares available for issuance is less than 5% of the total number of outstanding shares on such date. In any such case, the increase is equal to an amount such that the aggregate number of shares available for issuance under the plan equals the least of (a) 5% of the total number of outstanding shares on such date, (b) 1,000,000 shares, or (c) such other number of shares as determined by the Board.

Potential Payments Upon Termination

With the exception of Morteza Ejabat, Kirk Misaka and Eric Presworsky, we do not have employment, severance or change of control agreements with the named executives.

Employment Agreement with Morteza Ejabat

On November 13, 2012, we entered into a second amended and restated employment agreement with Mr. Ejabat (the “Restated Ejabat Employment Agreement”). This amendment and restatement clarified the language of the employment agreement entered into on October 20, 1999, and made certain changes intended to ensure compliance with Section 409A of the Code. The Restated Ejabat Employment Agreement has an initial term expiring on November 13, 2016, and on each anniversary thereof the term will automatically be extended for one additional year unless either party delivers notice to the other party of its intention not to extend the term. During the term, Mr. Ejabat will serve as Chief Executive Officer of the company, with such duties and responsibilities as are commensurate with the position, and will report directly to our Board of Directors. Mr. Ejabat’s annual salary will be determined on at least an annual basis by the Compensation Committee. During each year of the term, the Board will review Mr. Ejabat’s performance, and may, in its sole discretion, pay Mr. Ejabat a bonus in addition to his annual salary. Mr. Ejabat is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers. Under the Restated Ejabat Employment Agreement, Mr. Ejabat will receive certain compensation in the event that his employment is terminated by us without “cause” or by Mr. Ejabat for “good reason.” For purposes of the Restated Ejabat Employment Agreement, “cause” is generally defined to include: (1) his willful or continued failure to substantially perform his duties with the company, (2) his conviction of, guilty plea to, or entry of a nolo contendere plea to a felony, (3) his willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the company, (4) his willful and material breach of certain sections in the Restated Ejabat Employment Agreement pertaining to disclosure and assignment of inventions, confidentiality and nonsolicitation, or (5) his failure to cure the adverse effects of his willful and material breach of any of such sections of the amended and restated employment agreement within the required time. For purposes of the Restated Ejabat Employment Agreement, “good reason” is generally defined to include the occurrence of any of the following events without his consent: (1) a material diminution in his base compensation, (2) a material diminution in his authority, duties or responsibilities, (3) a material change in the geographic location at which he must perform his duties, or (4) any other action or inaction that constitutes a material breach by the company of its obligations under the amended and restated employment agreement. Specifically, in those events, Mr. Ejabat would be entitled to receive a lump sum payment equal to the greater of (x) his annual salary as in effect immediately prior to the date of termination or (y) two times his 2008 annual base salary prior to giving effect to any voluntary salary reduction (which annual base salary was $825,000 prior to giving effect to any such reduction). In the event Mr. Ejabat’s termination without “cause” or resignation for “good reason” occurs following a “change in control,” the amount in clause (y) above will be equal to three times his 2008 annual base salary prior to giving effect to any voluntary salary reduction. Assuming a hypothetical termination of Mr. Ejabat’s employment by us without “cause” or by Mr. Ejabat for “good reason” on December 31, 2012, the last day of our 2012 fiscal year, we would have been obligated to pay Mr. Ejabat a lump sum payment of $1,650,000. In the event a change in control had occurred on or prior to that date and Mr. Ejabat’s employment was terminated by us without “cause” or by Mr. Ejabat for “good reason” on December 31, 2012, the last day of our 2012 fiscal year, we would have been obligated to pay Mr. Ejabat a lump sum payment of $2,475,000. For purposes of the Restated Ejabat Employment Agreement, a “change in control” has the same meaning given to such term in our 2001 Stock Incentive Plan.

Severance Agreement with Kirk Misaka

In August 2012, we entered into a severance agreement with Kirk Misaka. Pursuant to the agreement, in the event of Mr. Misaka’s termination of employment by us without “cause” or, following a “change in control,”

Mr. Misaka’s voluntary termination for “good reason,” Mr. Misaka will be entitled to receive a lump sum payment equal to the greater of (1) $365,000 or (2) Mr. Misaka’s then current annual base salary. For purposes of Mr. Misaka’s severance agreement, “cause” and “change in control” have the same meaning given to such terms in our 2001 Stock Incentive Plan. For purposes of Mr. Misaka’s severance agreement, “good reason” means (1) a diminution in Mr. Misaka’s authority, duties or responsibilities from those in effect immediately prior to the change in control, including an adverse change in his reporting relationship or a change in the named individual to whom he reports, (2) a reduction in his total compensation opportunities, (3) a diminution in the authority, duties or responsibilities of the named individual to whom he reports, including a requirement that he report to someone other than the Chief Executive Officer of the company or someone who reports directly to the Board of Directors of the company, or (4) a requirement that Mr. Misaka relocate his principal place of employment by more than 50 miles. Assuming a hypothetical termination of Mr. Misaka’s employment by us without “cause” or by Mr. Misaka for “good reason” following a change in control on December 31, 2012, the last day of our 2012 fiscal year, we would have been obligated to pay Mr. Misaka a lump sum payment of $365,000.

Change in Control Agreement with Eric Presworsky

In July 2012, we entered into a severance agreement with Eric Presworsky. Pursuant to the agreement, in the event of Mr. Presworsky’s termination of employment by us other than for “cause,” Mr. Presworsky will be entitled to receive a lump sum payment equal to the greater of (1) $300,000 or (2) Mr. Presworsky’s then current annual base salary. For purposes of Mr. Presworsky’s severance agreement, “cause” means (1) his willful or continued failure to substantially perform his duties with the company, (2) his conviction of, guilty plea to, or entry of a nolo contendere plea to a felony, (3) his willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the company, or (4) his willful and material breach of the proprietary rights agreement with the company pertaining to disclosure and assignment of inventions, confidentiality and nonsolicitation, regardless of its termination. Assuming a hypothetical involuntary termination of Mr. Presworsky’s employment by us without “cause” on December 31, 2012, the last day of our 2012 fiscal year, we would have been obligated to pay Mr. Presworsky a lump sum payment of $300,000.

Director Compensation

Directors who are employees of the company, such as Mr. Ejabat, do not receive any additional compensation for their services as directors. With respect to non-employee directors, each non-employee director is eligible to receive an annual cash retainer of $20,000, but may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of the cash retainer, based on the fair market value of the shares on the date the cash retainer would otherwise be paid. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of a stock option to purchase 50,000 shares at an exercise price equal to the fair market value of Zhone common stock on the date of grant. In lieu of this stock option, each non-employee director may elect to receive the annual equity grant in the form of 15,000 shares of restricted stock. The annual equity grant of stock options vests in 48 equal monthly installments over the course of four years. The annual equity grant of restricted stock vests in four equal annual installments over the course of four years. In addition, the chair of the Audit Committee receives a $4,000 cash payment per committee meeting attended, and each of the other committee members receives a $2,000 cash payment per committee meeting attended. Non-employee directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities.

The following table sets forth the compensation earned during the year ended December 31, 2012 by each of our non-employee directors.

Name	Fees Earned or Paid ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Lawrence Briscoe(5)	20,000	—	31,432	—	—	—	51,432
Michael Connors(6)	20,000	—	31,432	—	—	—	51,432
Robert Dahl(7)	42,000	13,350	—	—	—	—	55,350
C. Richard Kramlich(8)	22,000	—	31,432	—	—	—	53,432
Nancy Pierce(9)	30,000	—	31,432	—	—	—	61,432
James Timmins(10)	30,000	—	31,432	—	—	—	61,432

(1)	As described above, a director may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of an annual cash retainer. The amounts in this column include the annual retainer and committee fees paid in cash and include the value of fully vested shares of Zhone common stock received in lieu of a specified portion of the non-employee director’s regular cash retainer based on the fair market value of the shares on May 22, 2012, the date the regular annual cash retainer would otherwise have been paid. Based on each director’s prior election, Dr. Connors, Mr. Kramlich and Ms. Pierce each received 22,472 shares with a grant date fair value of $20,000, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
(2)	This column represents the grant date fair value of the stock awards granted on May 22, 2012 to each of the non-employee directors who elected to receive their annual awards in the form of restricted stock during 2012, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
(3)	This column represents the grant date fair value of the option awards granted on May 22, 2012 to each of the non-employee directors who elected to receive their annual awards in the form of stock options during 2012, as calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
(4)	The aggregate amount of perquisites and other personal benefits, securities or property provided to each non-employee director, valued on the basis of aggregate incremental cost to the company, was less than $10,000.
(5)	As of December 31, 2012, Mr. Briscoe had a total of 112,500 options.
(6)	As of December 31, 2012, Dr. Connors had a total of 209,500 options.
(7)	In order to facilitate the role of Mr. Dahl as chair of the Audit Committee and to provide us with greater access to the chair, from time to time, we provide Mr. Dahl with access to approximately 240 square feet of office space. Mr. Dahl owns and maintains separate phone, fax, server and computer systems. We do not incur any incremental costs in connection with the provision of this office space. As of December 31, 2012, Mr. Dahl had a total of 22,000 options and 54,000 shares of restricted stock
(8)	As of December 31, 2012, Mr. Kramlich had a total of 202,000 options.
(9)	As of December 31, 2012, Ms. Pierce had a total of 50,000 options and 30,000 shares of restricted stock.
(10)	As of December 31, 2012, Mr. Timmins had a total of 202,000 options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

All relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee deems appropriate.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement.

Related Party Transactions

In the ordinary course of business, our executive officers and non-employee directors are reimbursed for travel related expenses when incurred for business purposes. Consistent with this policy, we reimburse Mr. Ejabat for the direct operating expenses incurred in the use of his private aircraft when used for business purposes. The amount reimbursed to Mr. Ejabat for this expense was $337,872 and $336,295 during the years ended December 31, 2012 and 2011, respectively. In addition, we provide Mr. Ejabat with access to approximately 240 square feet of office space, which he uses for business operations unrelated to Zhone. Mr. Ejabat owns and maintains separate phone, facsimile, server and computer systems. We do not incur any incremental costs in connection with the provision of this office space.

AUDIT COMMITTEE REPORT

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of Zhone’s financial statements and internal control over financial reporting. Zhone’s Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Zhone’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Zhone’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. KPMG LLP, Zhone’s independent registered public accounting firm, is responsible for performing an independent audit of Zhone’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee periodically meets with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of Zhone’s internal controls and the overall quality of Zhone’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, KPMG. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and KPMG, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented, including the quality and acceptability of Zhone’s accounting principles as applied in its financial reporting. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with KPMG its independence from Zhone. In reliance on these reviews and discussions, and the reports of KPMG, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Zhone’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Respectfully Submitted by the Audit Committee

Robert Dahl (Chairman)

James Timmins

Nancy Pierce

OTHER MATTERS

We have not received notice of other matters that may be properly presented at the annual meeting other than those listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement. Stockholders of Zhone may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2014 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than November 22, 2013 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2013 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at Next Year’s Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2014 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2014 annual meeting of stockholders is February 1, 2014 (90 calendar days prior to the anniversary of our 2013 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2014 annual meeting. However, in the event that the 2014 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2013 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2014 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2014 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to Zhone Technologies, Inc., Attn: Corporate Secretary, 7195 Oakport Street, Oakland, California 94621.

Appendix A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ZHONE TECHNOLOGIES, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Zhone Technologies, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Zhone Technologies, Inc.

2. The Restated Certificate of Incorporation of the Corporation, as amended on March 11, 2010, is hereby amended as follows:

The first sentence of Article IV thereof is amended so that, as amended, such sentence shall read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [One Hundred Fifteen Million (115,000,000) – Forty-Three Million (43,000,000)]* shares, of which:

[Ninety Million (90,000,000) – Eighteen Million (18,000,000)]* shares, par value $.001 per share, shall be shares of common stock (the “Common Stock”); and

Twenty-Five Million (25,000,000) shares, par value $.001 per share, shall be shares of preferred stock (the “Preferred Stock”).”

Paragraph A of Article IV thereof is amended so that, as amended, such Paragraph A shall read in its entirety as follows:

“(A) Common Stock. Except as (1) otherwise required by law or (2) expressly provided in this Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters. Upon the filing and effectiveness of this amendment to the Corporation’s Restated Certificate of Incorporation (the “Effective Time”), every [two - ten]* shares of Common Stock of the Corporation issued and outstanding or

*	Stockholders are being asked to approve the combination of any number of our pre-split common stock between and including two and ten into one share of our post-split common stock and a corresponding proportionate reduction in the total number of shares of common stock that Zhone is authorized to issue. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include the actual exchange ratio determined by the Board of Directors to be in the best interests of Zhone and its stockholders (being either one-for-two, one-for-three, one-for-four, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine, or one-for-ten) and a corresponding proportionate reduction in the total number of shares of common stock that Zhone is authorized to issue. The Board of Directors may also elect not to effect the Reverse Stock Split and the associated reduction in our authorized capitalization, in which case this amendment to our Restated Certificate of Incorporation will be abandoned. In accordance with the resolutions to be adopted by the stockholders, we will not implement any amendment providing for an exchange ratio outside the range described in this proxy statement.

A-1

held as treasury shares immediately prior to the Effective Date (the “Old Shares”) shall automatically be reclassified and continued, without any action on the part of the holder thereof, as one share of Common Stock (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of any stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash equal to the product of (i) the average closing price per share of the Common Stock as reported by the Nasdaq Capital Market for the five trading days immediately preceding the Effective Time, by (ii) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interests.”

3. This Amendment of the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer this              day of     , 201    .

ZHONE TECHNOLOGIES, INC.

By:
Morteza Ejabat Chief Executive Officer

A-2

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 A.M., PDT, on May 2, 2013.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ZHNE • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposal 1 — Election of Directors

1. The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” the listed nominees.

	FOR	WITHHOLD
Morteza Ejabat	☐	☐
Michael Connors	☐	☐
James Timmins	☐	☐

B	Proposal 2

The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 2.

FOR	AGAINST	ABSTAIN

2.   Approval of an amendment to Zhone’s Restated Certificate of Incorporation to (i) effect a reverse stock split at any whole number ratio of not less than one-for-two and not greater than one-for-ten, with the exact ratio to be determined by the Board of Directors, and (ii) proportionately decrease the number of shares of Zhone common stock that Zhone is authorized to issue, to be effected in the sole discretion of the Board of Directors at any time prior to our next annual meeting of stockholders without further approval or authorization of our stockholders

☐	☐	☐

C	Proposal 3

The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 3.

	FOR	AGAINST	ABSTAIN

3. Ratification of Appointment of KPMG LLP as Zhone’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013	☐	☐	☐

D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Signature 1 — Please keep signature within the box	Signature 2 (Joint Owner) —Please keep signature within the box	Date (mm/dd/yyyy)
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ZHONE TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 2, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE ZHONE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Morteza Ejabat and Kirk Misaka, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Zhone Technologies, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of Zhone Technologies, Inc. to be held on May 2, 2013 at 10:00 a.m. Pacific Time at 7195 Oakport Street, Oakland, California 94621, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 2, 2013:

Zhone’s proxy statement and annual report are available electronically at the Investor Relations section of Zhone’s website at www.zhone.com.

SEE REVERSE SIDE	TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE